EXHIBIT 12-b

                       MORGAN STANLEY DEAN WITTER & CO.

                      Ratio of Earnings to Fixed Charges
                             (Dollars in millions)

                                  Three Months Ended         Fiscal Year

                                  Feb. 29,   Feb.28,
                                    2000       1999     1999     1998     1997
                                  --------   -------   ------   ------   ------
Ratio of Earnings to Fixed Charges
  and Preferred Stock Dividends

Earnings:
  Income before income taxes(1)    $2,432    $1,672    $ 7,728  $ 5,385  $ 4,274
  Add: Fixed charges, net           4,013     3,189     12,725   13,614   10,898
                                   ------    ------    -------  -------  -------
    Income before income taxes
      and fixed charges, net       $6,445    $4,861    $20,453  $18,999  $15,172
                                   ======    ======    =======  =======  =======

Fixed charges:
  Total interest expense           $3,980    $3,160    $12,616  $13,514  $10,806
  Interest factor in rents             33        29        109      100       92
  Preferred stock dividends            14        18         72       87      110
                                   ------    ------    -------  -------  -------
    Total fixed charges and
      preferred stock dividends    $4,027    $3,207    $12,797  $13,701  $11,008
                                   ======    ======    =======  =======  =======

Ratio of earnings to fixed charges
  and preferred stock dividends       1.6       1.5        1.6      1.4      1.4


(1) 1998 Income before income taxes does not include a cumulative effect of accounting change.

"Earnings" consist of income before income taxes and fixed charges. "Fixed charges" consist of interest costs, including interest on deposits, and that portion of rent expense estimated to be representative of the interest factor. The preferred stock dividend amounts represent pre-tax earnings required to cover dividends on preferred stock.